Exhibit 99.1

News Release
For Immediate Release: May 6, 2026

H&R Block Reports Fiscal 2026 Third Quarter Results
— Maintains Assisted Channel Market Share, Marking Third Consecutive Year of Improvement —
— Revenue Increased 5.3% —
— Announces Plans for Incremental Fiscal 2026 Share Repurchases —
— Raises Fiscal 2026 Outlook —

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2026 third quarter ended March 31, 2026.
"This season marked an important inflection point, demonstrating that our strategy is driving higher-quality business outcomes," said Curtis Campbell, president and chief executive officer. "Our assisted market share trend improved meaningfully after several years of pressure, reflecting stronger execution across the season. Clients are choosing H&R Block for confidence, trust, and expert help, and our disciplined, expert-led, technology-enabled approach is delivering meaningful value."
Fiscal 2026 Third Quarter Results and Key Financial Metrics
"This quarter demonstrates strong execution across the business, with solid revenue growth and enhanced profitability," said Tiffany Mason, chief financial officer. "Progress this tax season with higher complexity clients underscores the durability of our financial model, and our year‑to‑date performance reinforces our confidence as we raise our full year outlook."
For the third quarter, the Company delivered total revenue of $2.4 billion, an increase of $121.0 million, or 5.3%, versus the prior year. The increase was primarily the result of higher net average charge (NAC) and volume in the U.S. assisted tax preparation category, growth in international revenue, and an increase in Refund Transfer volume.
Total operating expenses of $1.4 billion increased by $62.5 million, or 4.8%, versus the prior year. The increase was primarily due to higher field wages as a result of increased assisted tax preparation revenue.
During the quarter, the Company recognized a one-time non-cash tax benefit related to the resolution of an IRS examination. This $84.1 million benefit reduced income tax expense, providing a $0.65 benefit to earnings per share.
Net income from continuing operations increased by $125.9 million, or 17.4%, to $848.8 million, and earnings per share from continuing operations2 increased 24.2% to $6.61 driven by the one-time tax benefit, fewer shares outstanding from share repurchases, and higher net income.
Adjusted net income from continuing operations2 increased by $42.4 million, or 5.8%, to $773.7 million, and adjusted earnings per share from continuing operations2 increased 11.9% to $6.02.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted net income, adjusted earnings per share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Capital Allocation
The Company reported the following related to its capital structure:
•As previously announced, a quarterly cash dividend of $0.42 per share will be paid on July 7th to shareholders of record as of June 3rd. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has grown the dividend 110%3.
•The Company has approximately $700 million remaining on its previously announced $1.5 billion share repurchase program. The Company's board of directors has authorized management to repurchase an incremental $100 million of common stock in the fourth quarter of fiscal 2026 under that repurchase program, which has been reflected in the updated outlook below.
•Year-to-date, the Company has returned $560.9 million to shareholders in the form of dividends and share repurchases.
Fiscal Year 2026 Outlook
As a result of year-to-date performance, including a strong tax season, the Company now expects:
•Revenue to be in the range of $3.910 to $3.920 billion, representing a 4.1% year-over-year increase at the midpoint.
•EBITDA4 to be in the range of $1.025 to $1.035 billion, a 5.5% year-over-year increase at the midpoint.
•Effective tax rate to be approximately 14%.
•Adjusted Diluted Earnings Per Share4 to be in the range of $5.10 to $5.20, a 10.5% year-over-year increase at the midpoint.
Conference Call
The Company will host a conference call for analysts and investors to discuss third quarter 2026 results at 4:30 p.m. ET on Wednesday, May 6, 2026. To join live, participants must register at https://register-conf.media-server.com/register/BI154683d0918449469ffebfc9d427b4b3. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/ygejpbdc/lan/en and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable
3Dividend growth is calculated as percentage growth from the April 2016 dividend.
4Adjusted Diluted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Jessica Hazel, (816) 854-4214, jessica.hazel@hrblock.com
Media Relations:	Media Desk, mediadesk@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
	2026	2025	2026	2025
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$1,742,135	$1,635,877	$1,846,698	$1,727,220
Royalties	128,182	133,961	139,139	143,312
DIY tax preparation	215,245	214,666	235,797	231,646
Refund Transfers	119,935	113,732	121,416	115,229
Peace of Mind® Extended Service Plan	14,347	15,625	54,087	54,867
Tax Identity Shield®	8,485	7,025	16,851	14,947
Other	15,000	14,582	41,321	40,215
Total U.S. tax preparation and related services	2,243,329	2,135,468	2,455,309	2,327,436
Financial services:
Emerald Card® and SpruceSM	39,590	40,195	56,566	59,169
Interest and fee income on Emerald Advance®	15,198	14,286	28,644	26,594
Total financial services	54,788	54,481	85,210	85,763
International	70,119	60,438	170,498	157,104
Wave	29,871	26,717	89,506	79,681
Total revenues	$2,398,107	$2,277,104	$2,800,523	$2,649,984
Compensation and benefits:
Field wages	577,513	532,916	741,405	682,575
Other wages	78,703	74,621	230,987	230,687
Benefits and other compensation	118,151	111,575	194,802	188,731
	774,367	719,112	1,167,194	1,101,993
Occupancy	127,312	119,709	339,700	326,026
Marketing and advertising	185,388	196,667	208,725	221,502
Depreciation and amortization	31,519	29,221	90,442	87,247
Bad debt	39,806	40,479	63,827	62,625
Other	202,891	193,603	399,721	393,900
Total operating expenses	1,361,283	1,298,791	2,269,609	2,193,293
Other income (expense), net	3,941	4,554	15,077	19,215
Interest expense on borrowings	(24,307)	(24,686)	(65,087)	(62,285)
Pretax income	1,016,458	958,181	480,904	413,621
Income taxes	167,678	235,253	39,058	104,580
Net income from continuing operations	848,780	722,928	441,846	309,041
Net loss from discontinued operations	(879)	(598)	(1,930)	(2,707)
Net income	$847,901	$722,330	$439,916	$306,334
DILUTED EARNINGS PER SHARE
Continuing operations	$6.61	$5.32	$3.40	$2.23
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Consolidated	$6.60	$5.31	$3.38	$2.21
WEIGHTED AVERAGE DILUTED SHARES	127,813	135,329	129,489	137,944
Adjusted diluted EPS (1)	$6.02	$5.38	$2.95	$2.41
EBITDA (1)	$1,072,284	$1,012,088	$636,433	$563,153
(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	March 31, 2026	June 30, 2025

ASSETS
Cash and cash equivalents	$867,008	$983,277
Cash and cash equivalents - restricted	19,737	19,862
Receivables, net	297,636	63,621
Prepaid expenses and other current assets	104,102	95,788
Total current assets	1,288,483	1,162,548
Property and equipment, net	147,694	135,068
Operating lease right of use assets	522,885	521,215
Intangible assets, net	275,966	259,412
Goodwill	815,620	802,053
Deferred tax assets and income taxes receivable	270,090	317,691
Other noncurrent assets	70,980	65,911
Total assets	$3,391,718	$3,263,898
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$303,595	$144,046
Accrued salaries, wages and payroll taxes	299,695	107,375
Accrued income taxes and reserves for uncertain tax positions	262,533	296,244
Current portion of long-term debt	—	349,893
Operating lease liabilities	209,269	209,203
Deferred revenue and other current liabilities	219,321	191,849
Total current liabilities	1,294,413	1,298,610
Long-term debt	1,490,933	1,143,305
Deferred tax liabilities and reserves for uncertain tax positions	187,707	306,134
Operating lease liabilities	325,561	322,847
Deferred revenue and other noncurrent liabilities	117,476	104,106
Total liabilities	3,416,090	3,175,002
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,565	1,644
Additional paid-in capital	776,872	766,998
Accumulated other comprehensive loss	(55,346)	(47,755)
Retained earnings (deficit)	(110,471)	12,061
Less treasury shares, at cost	(636,992)	(644,052)
Total stockholders' equity (deficiency)	(24,372)	88,896
Total liabilities and stockholders' equity	$3,391,718	$3,263,898

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended March 31,	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$439,916	$306,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,442	87,247
Provision for credit losses	57,523	56,042
Deferred taxes	3,044	(12,503)
Stock-based compensation	22,177	25,420
Changes in assets and liabilities, net of acquisitions:
Receivables	(289,209)	(335,605)
Prepaid expenses, other current and noncurrent assets	(17,548)	(7,504)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	340,925	240,246
Deferred revenue, other current and noncurrent liabilities	41,186	20,684
Income tax receivables, accrued income taxes and income tax reserves	(99,767)	50,049
Other, net	(1,972)	(1,088)
Net cash provided by operating activities	586,717	429,322
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(67,144)	(71,784)
Payments made for business acquisitions, net of cash acquired	(55,047)	(35,323)
Franchise loans funded	(18,201)	(21,455)
Payments from franchisees	16,503	11,478
Other, net	1,329	6,194
Net cash used in investing activities	(122,560)	(110,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(2,375,000)	(1,950,000)
Proceeds from line of credit borrowings	2,375,000	1,950,000
Repayments of long-term debt	(350,000)	—
Proceeds from issuance of long-term debt	346,980	—
Dividends paid	(157,766)	(147,136)
Repurchase of common stock, including shares surrendered	(412,686)	(436,516)
Other, net	(6,009)	(11,854)
Net cash used in financing activities	(579,481)	(595,506)
Effects of exchange rate changes on cash	(1,070)	(8,429)
Net decrease in cash and cash equivalents, including restricted balances	(116,394)	(285,503)
Cash, cash equivalents and restricted cash, beginning of period	1,003,139	1,075,193
Cash, cash equivalents and restricted cash, end of period	$886,745	$789,690
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$135,460	$65,505
Interest paid on borrowings	76,480	63,251
Accrued additions to property and equipment	2,020	2,448
New operating right of use assets and related lease liabilities	182,343	135,372
Accrued dividends payable to common shareholders	53,239	50,194

(in 000s)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2026	2025	2026	2025

Net income - as reported	$847,901	$722,330	$439,916	$306,334
Discontinued operations, net	879	598	1,930	2,707
Net income from continuing operations - as reported	848,780	722,928	441,846	309,041
Add back:
Income taxes	167,678	235,253	39,058	104,580
Interest expense	24,307	24,686	65,087	62,285
Depreciation and amortization	31,519	29,221	90,442	87,247
	223,504	289,160	194,587	254,112
EBITDA from continuing operations	$1,072,284	$1,012,088	$636,433	$563,153

(in 000s, except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURES - ADJUSTED NET INCOME AND ADJUSTED EPS	2026	2025	2026	2025

Net income from continuing operations - as reported	$848,780	$722,928	$441,846	$309,041
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,170	11,278	34,401	33,316
Discrete tax impact of IRS examination settlements	(84,113)	—	(84,113)	—
Tax effect of pretax adjustments (1)	(3,145)	(2,927)	(8,381)	(8,111)
Adjusted net income from continuing operations	$773,692	$731,279	$383,753	$334,246

Diluted earnings per share from continuing operations - as reported	$6.61	$5.32	$3.40	$2.23
Adjustments, net of tax	(0.59)	0.06	(0.45)	0.18
Adjusted diluted earnings per share from continuing operations	$6.02	$5.38	$2.95	$2.41

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to material discrete tax impacts of IRS examination settlements, amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted net income from continuing operations, and adjusted diluted earnings per share from continuing operations. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.